Exhibit 10.1

Sam Nunn and Maria Elena Lagomasino

February 15, 2018

Mr. Muhtar Kent

The Coca-Cola Company

Dear Muhtar,

On behalf of the entire Board of Directors, we wish to thank you for your outstanding service as Chairman of the Board.  The Board and management continue to benefit from your deep knowledge of the business and your strong relationships with bottling partners worldwide.

As you continue in your role as Chairman of the Board, your base salary will continue to be $1,000,000. Your annual incentive target will remain the same until such time as the Compensation Committee of the Board of Directors otherwise determines. Future long-term incentive awards, if any, will be solely at the discretion of the Compensation Committee and would reflect your duties at that time. You continue to remain eligible for benefits and programs on the same terms as are in place today. You are expected to continue to meet your current share ownership guideline of eight times your base pay.

On behalf of the Board of Directors, thank you for all of your many contributions, and we look forward to future success for our Company.

Sincerely,

/s/ Sam Nunn	/s/ Maria Elena Lagomasino
Sam Nunn	Maria Elena Lagomasino
Lead Independent Director	Chairman of the Compensation Committee